News

DENBURY REPORTS 2018 FOURTH QUARTER AND FULL-YEAR RESULTS, YEAR-END 2018 PROVED RESERVES,
2019 CAPITAL BUDGET AND ESTIMATED PRODUCTION

PLANO, TX – February 27, 2019 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its fourth quarter and full-year 2018 financial and operating results, along with its 2019 capital budget and currently estimated 2019 production.

2018 FOURTH QUARTER AND FULL-YEAR HIGHLIGHTS

Financial

•	Delivered net income of $174 million for 4Q 2018 and $323 million for 2018

◦	Adjusted net income(1) (a non-GAAP measure) of $46 million for 4Q 2018 and $220 million for 2018

◦	Adjusted EBITDAX(1) (a non-GAAP measure) of $141 million for 4Q 2018 and $584 million for 2018

◦	Generated $81 million of free cash flow(1) (a non-GAAP measure) in 2018

•	Incurred $323 million of development capital, within original 2018 capital budget range

•
Reduced debt principal by $243 million in 2018, ending the year with no outstanding borrowings on the Company’s bank credit facility and $39 million of cash on hand, resulting in a total net debt reduction of over $280 million

•
Reduced year-end 2018 ratio of net debt to 2018 Adjusted EBITDAX(1) to 4.2x (including hedge settlements) and 3.3x (excluding hedge settlements), compared to 6.6x and 5.9x, respectively, at year-end 2017

•	PV-10 Value(1) (a non-GAAP measure) increased to $4.0 billion, up 59% from $2.5 billion at year-end 2017

•	Reduced full-year 2018 G&A expenses by $30 million, or 30% from 2017

Operational and Other

•	Entered into a Definitive Merger Agreement with Penn Virginia Corporation

•	Proved reserves increased to 262 million barrels of oil equivalent (“BOE”), representing 111% replacement of 2018 production

•	Produced 59,867 BOE per day (“BOE/d”) for 4Q 2018, up 1% from 3Q 2018, and 60,341 BOE/d for full-year 2018, up slightly from 2017

•	Drilled seven successful wells during full-year 2018 within the Cedar Creek Anticline exploitation program

•	Sanctioned a major CO2 enhanced oil recovery development project at Cedar Creek Anticline

2019 BUDGET HIGHLIGHTS

•	2019 development capital budget range of $240 million to $260 million, 20% to 25% lower than in 2018

•	Current capital program spreads CO2 pipeline extension to CCA over two years, with minimal impact to peak production timing

•	2019 production expected to average 56,000 to 60,000 BOE/d

•	Expect to generate free cash flow(2) of $50 million to $100 million in 2019 assuming $50 per Bbl WTI oil price

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Represents currently forecasted cash flow, less development capital, capitalized interest and interest treated as debt reduction.

2018 FOURTH QUARTER RESULTS

Sequential and year-over-year comparisons of selected quarterly information are shown in the following table:

	Quarter Ended
(in millions, except per share and unit data)	Dec. 31, 2018	Sept. 30, 2018	Dec. 31, 2017
Net income	$174	$78	$127
Adjusted net income(1) (non-GAAP measure)	46	59	48
Net income per diluted share	0.38	0.17	0.31
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.10	0.13	0.12
Cash flows from operations	136	148	124
Adjusted cash flows from operations less special items(1) (non-GAAP measure)	133	135	134

Revenues	$336	$388	$321
Payment on settlements of commodity derivatives	(26)	(62)	(9)
Revenues and commodity derivative settlements combined	$310	$326	$312

Average realized oil price per barrel (excluding derivative settlements)	$60.50	$71.44	$57.17
Average realized oil price per barrel (including derivative settlements)	55.75	59.78	55.49

Total production (BOE/d)	59,867	59,181	61,144

2018 FULL-YEAR RESULTS

Year-over-year comparisons of selected annual information are shown in the following table:

	Year Ended
(in millions, except per share and unit data)	Dec. 31, 2018	Dec. 31, 2017
Net income	$323	$163
Adjusted net income(1) (non-GAAP measure)	220	55
Net income per diluted share	0.71	0.41
Adjusted net income per diluted share(1)(2) (non-GAAP measure)	0.48	0.14
Cash flows from operations	530	267
Adjusted cash flows from operations less special items(1) (non-GAAP measure)	527	329

Revenues	$1,454	$1,116
Payment on settlements of commodity derivatives	(175)	(48)
Revenues and commodity derivative settlements combined	$1,279	$1,068

Average realized oil price per barrel (excluding derivative settlements)	$66.11	$50.64
Average realized oil price per barrel (including derivative settlements)	57.91	48.40

Total production (BOE/d)	60,341	60,298

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)
Calculated using average diluted shares outstanding of 456.7 million, 458.5 million, and 405.8 million for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively, and 456.2 million and 395.9 million for the years ended December 31, 2018 and 2017, respectively.

MANAGEMENT COMMENT

Chris Kendall, Denbury’s CEO, commented, “I am pleased with where Denbury stands today and I continue to be very optimistic about the Company’s future. Through the hard work, innovative thinking, and dedication of our great employees, in 2018 we set Company records in safety and environmental performance, drove multiple exploitation successes, significantly reduced debt, and sanctioned the EOR development of CCA, setting the path toward unlocking the massive resource and cash flow potential of that great asset. The resilience of our high margin, low decline asset base continued to shine, and the resourcefulness of our teams in deriving even greater value from those high-quality assets was evident, particularly with the highly successful phase 5 development of the Bell Creek EOR flood. We drove several new exploitation accomplishments in 2018 with the drilling of seven successful exploitation wells in the Cedar Creek Anticline and a promising Tinsley Field Cotton Valley test, and we continue to identify even more exciting new exploitation opportunities across our portfolio. While many peer companies are now attempting to live within cash flow, this discipline is the standard at Denbury, as evidenced by over $80 million in free cash generated in 2018. We also made great progress on our balance sheet during the year, reducing net debt over $280 million and improving our leverage ratio by nearly two and a half turns, ending the year with cash on hand and nothing drawn on our bank line.

“Considering the uncertainty in the current oil price environment, we developed our 2019 budget based on a $50 oil price, exercising the great flexibility provided by our resilient, low decline assets. The midpoint of our resulting $240 to $260 million capital budget range is 23% lower than the $323 million of capital we spent in 2018. Based on a $50 oil price assumption and our current plans and estimates, we expect to generate between $50 million and $100 million of free cash flow in 2019. This provides us optionality for continuing to improve the balance sheet or to conserve cash for future development capital.

“A key factor in our 2019 capital plan is the timing of our CO2 pipeline extension to Cedar Creek Anticline. We have adjusted our plan to now complete pipeline construction in 2020, allowing us to defer roughly $100 million in spending this year with only a minor impact on the overall development plan and the expected tertiary production ramp.

“Lastly and importantly, we remain highly focused on our merger with Penn Virginia Corporation. We strongly believe this combination is a great opportunity for the stakeholders of both companies from both a short-term and long-term perspective and over a wide range of oil prices. Leading up to the planned April 17 shareholder meetings, we look forward to engaging with shareholders of both companies to further discuss the mutual benefits and the great potential created by this merger.”

REVIEW OF OPERATING AND FINANCIAL RESULTS

Denbury’s production averaged 59,867 BOE/d during fourth quarter 2018, including 37,764 barrels of oil per day (“Bbls/d”) from tertiary properties and 22,103 BOE/d from non-tertiary properties. On a sequential-quarter basis, production in fourth quarter 2018 increased by 686 BOE/d, or 1%, from third quarter 2018 (the “prior quarter”), primarily due to continued response from Bell Creek’s CO2 flood expansion and additional drilling in the Company’s Cedar Creek Anticline Mission Canyon drilling program. On an annual basis, Denbury’s 2018 production averaged 60,341 BOE/d, slightly above 2017 levels. Further production information is provided on page 19 of this press release.

Denbury’s average realized oil price, excluding derivative contracts, was $60.50 per Bbl in fourth quarter 2018, compared to $71.44 per Bbl in the prior quarter and $57.17 per Bbl in fourth quarter 2017. Including derivative settlements, Denbury’s average realized oil price was $55.75 per Bbl in fourth quarter 2018, compared to $59.78 per Bbl in the prior quarter and $55.49 per Bbl in fourth quarter 2017.

The Company’s average realized oil price in fourth quarter 2018 was $1.69 per Bbl above NYMEX WTI prices, compared to $1.84 per Bbl above NYMEX WTI prices in the prior quarter and $1.70 per Bbl above NYMEX WTI prices in fourth quarter 2017. The sequential decrease was primarily attributable to softening of the Company’s Rocky Mountain region differentials, partially offset by improvement in LLS index prices relative to NYMEX WTI. During fourth quarter 2018, the Company sold approximately 60% of its crude oil at prices based on, or partially tied to, the LLS index price, and the balance at prices based on various other indexes tied to NYMEX WTI prices, primarily in the Rocky Mountain region.

The Company’s total lease operating expenses in fourth quarter 2018 were $128 million, an increase of $6 million, or 5%, on an absolute-dollar basis when compared to the prior quarter and an increase of $24 million, or 22%, compared to fourth quarter 2017. The sequential and year-over-year increases were impacted by higher CO2 expense and increased workover activity, with the year-over-year increase also impacted by the fourth quarter of 2017 including a $7 million reduction for pricing adjustments of certain industrial-sourced CO2.

Taxes other than income, which include ad valorem, production and franchise taxes, decreased $5 million from the third quarter of 2018 due to a decrease in oil and natural gas revenues.

General and administrative expenses were $10 million in fourth quarter 2018, a decrease of $11 million compared to the prior quarter and a decrease of $10 million compared to fourth quarter 2017, mainly due to downward adjustments in estimated performance-based compensation in the current quarter. On an annual basis, net general and administrative expenses totaled $71 million, a decrease of $30 million, or 30%, from 2017 to 2018, with the decrease primarily from employee-related costs saved due to the August 2017 workforce reductions and a continued focus on cost efficiencies.

Interest expense, net of capitalized interest, totaled $18 million in fourth quarter 2018, a slight decrease of $1 million from the prior quarter and a decrease of $6 million from fourth quarter 2017. Interest expense excludes approximately $21 million and $15 million in the fourth quarters of 2018 and 2017, respectively, of interest recorded as a reduction of debt for financial reporting purposes instead of interest expense, due to the accounting associated with debt exchange transactions completed in 2017 and 2018. A schedule detailing the components of interest expense is included on page 21 of this press release.

Depletion, depreciation, and amortization (“DD&A”) increased to $60 million during fourth quarter 2018, compared to $53 million in fourth quarter 2017. The difference was primarily due to an increase in oil and gas property costs and future development costs and accelerated depreciation of leasehold improvement costs due to the sublease of office space.

Other expenses were $73 million in the fourth quarter of 2018, which includes (1) a $49 million accrued expense associated with a trial court’s unfavorable ruling related to the non-delivery of helium volumes from the Company’s Riley Ridge Unit under a helium supply contract, a matter in which the Company intends to vigorously defend its position and pursue all of its rights, which may include an appeal of the trial court’s ruling, (2) an $18 million impairment for an investment related to a proposed plant in the Gulf Coast that would potentially supply CO2 to Denbury, due to uncertainty that the project will achieve financial close, and (3) $4 million of transaction costs related to the potential merger with Penn Virginia Corporation.

Denbury’s effective tax rates for the fourth quarter and full-year 2018 were 22% and 21%, respectively, which is lower than the Company’s statutory rate of 25% primarily due to recognized tax benefits for enhanced oil recovery credits, as well as greater tax versus book expense for stock-based compensation. The Company’s statutory rate decreased from the prior-year rate of 38% due to reduction of the federal income tax rate from 35% to 21% as enacted by the Tax Cut and Jobs Act in December 2017.

2018 PROVED RESERVES

The Company’s total estimated proved oil and natural gas reserves at December 31, 2018 were 262 million BOE, consisting of 255 million barrels of crude oil, condensate and natural gas liquids (together, “liquids”), and 43 billion cubic feet (7 million BOE) of natural gas. Reserves were 97% liquids and 88% proved developed, with 58% of total proved reserves attributable to Denbury’s CO2 tertiary operations.  Total proved reserves increased by 24 million BOE, representing a 111% replacement of 2018 production. The increase was primarily due to 22 million BOE of positive revisions of previous estimates associated with changes in commodity prices, production timing and performance.

The following table details changes in the Company’s estimated quantities of proved reserves:

	Oil (MMBbl)	Gas (Bcf)	MMBOE	PV-10 Value(1)
Balance at December 31, 2017	253	43	260	$2.5	billion
Revisions of previous estimates	21	6	22
Improved recovery	2	0	2
2018 production	(21)	(4)	(22)
Sales of minerals or other revisions	0	(2)	0
Balance at December 31, 2018	255	43	262	$4.0	billion

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

Year-end 2018 estimated proved reserves and the discounted net present value of Denbury’s proved reserves, using a 10% per annum discount rate (“PV-10 Value”)(1) (a non-GAAP measure), were computed using first-day-of-the-month 12-month average prices of $65.56 per Bbl for oil (based on NYMEX prices) and $3.10 per million British thermal unit (“MMBtu”) for natural gas (based on Henry Hub cash prices), adjusted for prices received at the field.  Comparative prices for 2017 were $51.34 per Bbl of oil and $2.98 per MMBtu for natural gas, adjusted for prices received at the field. The standardized measure of discounted estimated future net cash flows after income taxes of Denbury’s proved reserves at December 31, 2018 (“Standardized Measure”) was $3.4 billion compared to $2.2 billion at December 31, 2017. PV-10 Value(1) was $4.0 billion at December 31, 2018, compared to $2.5 billion at December 31, 2017, which represents a 59% year-over-year increase. See the accompanying schedules for an explanation of the difference between PV-10 Value(1) and the Standardized Measure and the uses of this information.

Denbury’s estimated proved CO2 reserves at year-end 2018, on a gross or 8/8th’s basis for operated fields, together with its overriding royalty interest in LaBarge Field in Wyoming, totaled 6.1 trillion cubic feet (“Tcf”), slightly lower than CO2 reserves of 6.4 Tcf as of December 31, 2017 due to 2018 production. Of these total CO2 reserves, 5.0 Tcf are located in the Gulf Coast region and 1.1 Tcf in the Rocky Mountain region. In addition to these proved CO2 reserves, Denbury is currently purchasing CO2 from two industrial facilities in the Gulf Coast region and a gas processing facility in the Rocky Mountain region, all under long-term contractual agreements. Although there are no proved CO2 reserves associated with these long-term agreements, they currently supply approximately 80 million cubic feet per day, or roughly 15% of the CO2 Denbury is using for its tertiary operations.

2019 CAPITAL BUDGET AND PRODUCTION ESTIMATES

Denbury’s 2019 capital budget, excluding acquisitions and capitalized interest, is between $240 million and $260 million, a decrease of 20% to 25% from the Company’s 2018 capital spending level.  The budget provides for approximate spending as follows:

•	$100 million for tertiary oil field expenditures;

•	$70 million for other areas, primarily non-tertiary oil field expenditures including exploitation projects;

•	$30 million for CO2 sources and pipelines; and

•	$50 million for other capital items such as capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

In addition, capitalized interest for 2019 is estimated at between $30 million and $40 million. At this spending level, the Company currently anticipates 2019 production of between 56,000 and 60,000 BOE/d and expects to generate free cash flow of $50 million to $100 million assuming a $50 per Bbl WTI oil price.

FOURTH QUARTER AND FULL-YEAR 2018 RESULTS CONFERENCE CALL INFORMATION

Denbury management will host a conference call to review and discuss fourth quarter and full-year 2018 financial and operating results, together with its financial and operating outlook for 2019 and additional information related to the acquisition of Penn Virginia, today, Wednesday, February 27, at 10:00 A.M. (Central). Members of Penn Virginia management will be available to participate in certain portions of the conference call. Additionally, Denbury will post presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live audio webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 426562.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated ranges for 2019 production, capital expenditures and free cash flow, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

No Offer or Solicitation

This communication relates in part to a proposed business combination transaction (the “Transaction”) between Penn Virginia Corporation (“Penn Virginia”) and the Company. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information and Where to Find It

In connection with the Transaction, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement of the Company and Penn Virginia and a prospectus of the Company. The Transaction will be submitted to the Company’s stockholders and Penn Virginia’s shareholders for their consideration. The Company and Penn Virginia intend to file updates of certain information contained in the joint proxy statement/prospectus which is contained in the Form S-4, and may also file other documents with the SEC regarding the Transaction. A definitive joint proxy statement/prospectus and any updating materials will be sent to the stockholders of the Company and the shareholders of Penn Virginia. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND PENN VIRGINIA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY UPDATES OR SUPPLEMENTS THERETO REGARDING THE TRANSACTION, AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus and all other documents filed or that will be filed with the SEC by the Company or Penn Virginia through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by the Company will be made available free of charge on the Company’s website at www.denbury.com or by directing a request to John Mayer, Director of Investor Relations, Denbury Resources Inc., 5320 Legacy Drive, Plano, TX 75024, Tel. No. (972) 673-2000. Copies of documents filed with the SEC by Penn Virginia will be made available free of charge on Penn Virginia’s website at www.pennvirginia.com, under the heading “SEC Filings,” or by directing a request to Investor Relations, Penn Virginia Corporation, 16285 Park Ten Place, Houston, TX 77084, Suite 500, Tel. No. (713) 722-6500.

Participants in Solicitation

The Company, Penn Virginia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Transaction.

Information regarding the Company’s directors and executive officers is contained in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders filed with the SEC on April 12, 2018, and certain of its Current Reports on Form 8-K. You can obtain free copies of these documents at the SEC’s website at www.sec.gov or by accessing the Company’s website at www.denbury.com. Information regarding Penn Virginia’s executive officers and directors is contained in the proxy statement for Penn Virginia’s 2018 Annual Meeting of Shareholders filed with the SEC on March 28, 2018, and certain of its Current Reports on Form 8-K. You can obtain free copies of these documents at the SEC’s website at www.sec.gov or by accessing Penn Virginia’s website at www.pennvirginia.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction. You may obtain free copies of this document as described above.

Forward-Looking Statements and Cautionary Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that the Company or Penn Virginia expects, believes or anticipates will or may occur in the future are forward-looking statements, including estimated 2019 production, capital expenditures and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding Penn Virginia and its properties, margins, EOR potential, or regarding the Transaction, pro forma descriptions of the combined company and its operations, growth, cash flows, integration and transition plans, synergies, opportunities and anticipated future performance. These statements are based on engineering, geological, financial and operating assumptions that Company and Penn Virginia management believes are reasonable based on currently available information; however, managements’ assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the expected timing and likelihood of completion of the Transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Transaction that could reduce anticipated benefits or cause the parties to abandon the Transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of the Company may not approve the issuance of new shares of common stock in the Transaction or the amendment of the Company’s charter or that shareholders of Penn Virginia may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the Transaction in a timely manner or at all, the risk that pendency of the Transaction or announcements related thereto could have adverse effects on the market price of the Company’s common stock, the risk that the Transaction could have an adverse effect on the Company’s and Penn Virginia’s operating results and businesses generally, or cause them to incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond the Company’s or Penn Virginia’s control, including those detailed in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on its website at www.denbury.com and on the SEC’s website at www.sec.gov, and those detailed in Penn Virginia’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on Penn Virginia’s website at www.pennvirginia.com and on the SEC’s website at www.sec.gov. All forward-looking statements are based on assumptions that the Company or Penn Virginia believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company and Penn Virginia undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three month and annual periods ended December 31, 2018 and 2017 and the three month period ended September 30, 2018. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings, with additional required disclosures included in the Company’s Form 10-K:

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands, except per-share data	2018	2017	2018	2018	2017
Revenues and other income
Oil sales	$324,337	$310,791	$377,329	$1,412,358	$1,079,703
Natural gas sales	3,038	2,787	2,299	10,231	9,963
CO2 sales and transportation fees	8,729	7,649	8,149	31,145	26,182
Other income	2,251	5,362	7,196	19,891	13,938
Total revenues and other income	338,355	326,589	394,973	1,473,625	1,129,786
Expenses
Lease operating expenses	128,453	104,873	122,527	489,720	447,799
Marketing and plant operating expenses	13,602	12,062	12,427	50,002	51,820
CO2 discovery and operating expenses	1,146	647	708	2,816	3,099
Taxes other than income	22,773	24,359	27,344	104,670	87,207
General and administrative expenses	10,272	20,503	21,579	71,495	101,806
Interest, net of amounts capitalized of $10,262, $8,545, $9,514, $37,079 and $30,762, respectively	17,714	23,478	18,527	69,688	99,263
Depletion, depreciation, and amortization	59,738	53,265	51,316	216,449	207,713
Commodity derivatives expense (income)	(210,688)	87,288	44,577	(21,087)	77,576
Other expenses	72,700	7,003	1,933	79,941	7,003
Total expenses	115,710	333,478	300,938	1,063,694	1,083,286
Income (loss) before income taxes	222,645	(6,889)	94,035	409,931	46,500
Income tax provision (benefit)
Current income taxes	(12,327)	(2,045)	(1,888)	(16,001)	(20,873)
Deferred income taxes	60,493	(131,625)	17,504	103,234	(95,779)
Net income	$174,479	$126,781	$78,419	$322,698	$163,152

Net income per common share
Basic	$0.39	$0.32	$0.17	$0.75	$0.42
Diluted	$0.38	$0.31	$0.17	$0.71	$0.41

Weighted average common shares outstanding
Basic	451,613	392,354	451,256	432,483	390,928
Diluted	456,665	405,793	458,450	456,169	395,921

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to adjusted net income (non-GAAP measure)

Adjusted net income is a non-GAAP measure provided as a supplement to present an alternative net income measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income may be helpful to investors by eliminating the impact of noncash and/or special items not indicative of the Company’s performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income should not be considered in isolation, as a substitute for, or more meaningful than, net income or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Quarter Ended
	December 31,				September 30,
	2018		2017		2018
In thousands	Amount	Per Diluted Share	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (GAAP measure)	$174,479	$0.38	$126,781	$0.31	$78,419	$0.17
Noncash fair value losses (gains) on commodity derivatives(1)	(236,198)	(0.52)	78,111	0.19	(17,034)	(0.04)
Accrued expense related to litigation over a helium supply contract (included in other expenses)(2)	49,373	0.11	—	—	—	—
Impairment of loan receivable and related assets (included in other expenses)(3)	17,805	0.04	—	—	—	—
Acquisition transaction costs related to potential Penn Virginia transaction (included in other expenses)	4,373	0.01	—	—	—	—
Other(4)	1,300	0.00	3,251	0.01	1,497	0.00
Estimated income taxes on above adjustments to net income and other discrete tax items(5)	35,282	0.08	(160,633)	(0.39)	(3,886)	0.00
Adjusted net income (non-GAAP measure)	$46,414	$0.10	$47,510	$0.12	$58,996	$0.13

	Year Ended
	December 31,
	2018		2017
In thousands	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income (GAAP measure)	$322,698	$0.71	$163,152	$0.41
Noncash fair value losses (gains) on commodity derivatives(1)	(196,335)	(0.43)	29,781	0.08
Accrued expense related to litigation over a helium supply contract (included in other expenses)(2)	49,373	0.11	—	—
Impairment of loan receivable and related assets (included in other expenses)(3)	17,805	0.04	—	—
Acquisition transaction costs related to potential Penn Virginia transaction (included in other expenses)	4,373	0.01	—	—
Severance-related payments included in general and administrative expenses(6)	—	—	6,807	0.02
Other(4)	4,846	0.01	3,251	0.01
Estimated income taxes on above adjustments to net income and other discrete tax items(5)	17,602	0.03	(147,541)	(0.38)
Adjusted net income (non-GAAP measure)	$220,362	$0.48	$55,450	$0.14

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)
Expense associated with a trial court’s unfavorable ruling related to the non-delivery of helium volumes from the Company’s Riley Ridge Unit under a helium supply contract. The accrual represents the aggregate cap of contractual liquidated damages the Company would be required to pay of $46 million, plus other costs associated with the settlement of approximately $3 million through December 31, 2018.

(3)
Impairment of an outstanding loan receivable and related assets related to the development of a proposed plant in the Gulf Coast that would potentially supply CO2 to Denbury, due to uncertainty that the project will achieve financial close.

(4)
Other adjustments include (a) $1 million of costs related to the Company’s land sales during the three months ended December 31, 2018, (b) a reduction in a contingent consideration liability related to a prior acquisition and transaction costs related to the Company’s privately negotiated debt exchanges during the three months and year ended December 31, 2017, (c) $2 million write-off of debt issuance costs associated with the Company’s reduction and extension of the senior secured bank credit facility and $1 million accrual for litigation matters, partially offset by a $1 million gain on land sales during the three months ended September 30, 2018, and (d) $3 million gain on land sales, offset by a similar amount of other expense accrued for litigation matters and $2 million of transaction costs related to the Company’s privately negotiated debt exchanges during the year ended December 31, 2018.

(5)
The estimated income tax impacts on adjustments to net income are generally computed based upon a statutory rate of 25% and 38% for 2018 and 2017, respectively, with the exception of (1) the tax impact of a (benefit) shortfall on the stock-based compensation deduction which totaled ($0.1) million, ($0.3) million and ($2) million during the three months ended December 31, 2018, December 30, 2017 and September 30, 2018, respectively, and ($2) million and $6 million for the years ended December 31, 2018 and 2017, respectively, and (2) tax benefits for enhanced oil recovery income tax credits of $5 million, $2 million and $5 million during for the three months ended December 31, 2018, December 31, 2017 and September 30, 2017, respectively, and $11 million and $11 million for the years ended December 31, 2018 and 2017. In addition to these items, the Company recorded a one-time deferred tax benefit of $132 million reflecting the re-measurement of our deferred tax assets and liabilities resulting from the reduction of the federal income tax rate from 35% to 21% as enacted by the Tax Cut and Jobs Act, as well as valuation allowances totaling $6 million and $15 million during the three and twelve months ended December 31, 2017, respectively, all of which have been adjusted in this table.

(6)	Severance-related payments associated with the Company’s August-2017 workforce reduction.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure) to adjusted cash flows from operation less special items (non-GAAP measure) to adjusted cash flows from operations less special items and interest treated as debt reduction (non-GAAP measure) and free cash flow (deficit) (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Adjusted cash flows from operations less special items and adjusted cash flows from operations less special items and interest treated as debt reduction are additional non-GAAP measures that remove interest associated with the Company’s senior secured second lien notes and convertible senior notes not reflected as interest expense for financial reporting purposes and other special items. Free cash flow is a non-GAAP measure that represents adjusted cash flows from operations less special items and interest treated as debt reduction items less development capital expenditures and capitalized interest but before acquisitions. Management believes that it is important to consider these additional measures, along with cash flows from operations, as it believes the non-GAAP measures can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Quarter Ended			Year Ended
In thousands	December 31,		Sept. 30,	December 31,
	2018	2017	2018	2018	2017
Net income (GAAP measure)	$174,479	$126,781	$78,419	$322,698	$163,152
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	59,738	53,265	51,316	216,449	207,713
Deferred income taxes	60,493	(131,625)	17,504	103,234	(95,779)
Stock-based compensation	3,240	2,939	3,559	11,951	15,154
Noncash fair value losses (gains) on commodity derivatives	(236,198)	78,111	(17,034)	(196,335)	29,781
Other	3,607	4,614	753	1,521	9,303
Adjusted cash flows from operations (non-GAAP measure)(1)	65,359	134,085	134,517	459,518	329,324
Net change in assets and liabilities relating to operations	70,796	(9,801)	13,387	70,167	(62,181)
Cash flows from operations (GAAP measure)	$136,155	$124,284	$147,904	$529,685	$267,143

Adjusted cash flows from operations (non-GAAP measure)(1)	$65,359	$134,085	$134,517	$459,518	$329,324
Accrued expense related to litigation over a helium supply contract	49,373	—	—	49,373	—
Impairment of loan receivable and related assets	17,805	—	—	17,805	—
Adjusted cash flows from operations less special items (non-GAAP measure)	$132,537	$134,085	$134,517	$526,696	$329,324
Interest payments treated as debt reduction	(21,262)	(14,712)	(21,186)	(86,111)	(52,473)
Adjusted cash flows from operations less special items and interest treated as debt reduction (non-GAAP measure)	111,275	119,373	113,331	440,585	276,851
Development capital expenditures	(107,451)	(60,028)	(85,999)	(322,670)	(240,826)
Capitalized interest	(10,262)	(8,545)	(9,514)	(37,079)	(30,762)
Free cash flow (deficit) (non-GAAP measure)	$(6,438)	$50,800	$17,818	$80,836	$5,263

(1)	For the year ended December 31, 2017, includes severance-related payments associated with the 2017 workforce reduction of approximately $7 million.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Consolidated Statements of Operations in that the noncash fair value gains (losses) on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value gains (losses) on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2018	2017	2018	2018	2017
Payment on settlements of commodity derivatives	$(25,510)	$(9,177)	$(61,611)	$(175,248)	$(47,795)
Noncash fair value gains (losses) on commodity derivatives (non-GAAP measure)	236,198	(78,111)	17,034	196,335	(29,781)
Commodity derivatives income (expense) (GAAP measure)	$210,688	$(87,288)	$(44,577)	$21,087	$(77,576)

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net income (GAAP measure) to Adjusted EBITDAX (non-GAAP measure)

Adjusted EBITDAX is a non-GAAP financial measure which management uses and is calculated based upon (but not identical to) a financial covenant related to “Consolidated EBITDAX” in the Company’s senior secured bank credit facility, which excludes certain items that are included in net income, the most directly comparable GAAP financial measure. Items excluded include interest, income taxes, depletion, depreciation, and amortization, and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring. Management believes Adjusted EBITDAX may be helpful to investors in order to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also commonly used by third parties to assess the Company’s leverage and ability to incur and service debt and fund capital expenditures. Adjusted EBITDAX should not be considered in isolation, as a substitute for, or more meaningful than, net income, cash flows from operations, or any other measure reported in accordance with GAAP. The Company’s Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX, EBITDAX, or EBITDA in the same manner.  The following table presents a reconciliation of our net income to Adjusted EBITDAX.

	Quarter Ended			Year Ended
In thousands	December 31,		Sept. 30,	December 31,
	2018	2017	2018	2018	2017
Net income (GAAP measure)	$174,479	$126,781	$78,419	$322,698	$163,152
Adjustments to reconcile to Adjusted EBITDAX
Interest expense	17,714	23,478	18,527	69,688	99,263
Income tax expense (benefit)	48,166	(133,670)	15,616	87,233	(116,652)
Depletion, depreciation, and amortization	59,738	53,265	51,316	216,449	207,713
Noncash fair value losses (gains) on commodity derivatives	(236,198)	78,111	(17,034)	(196,335)	29,781
Stock-based compensation	3,240	2,939	3,559	11,951	15,154
Accrued expense related to litigation over a helium supply contract	49,373	—	—	49,373	—
Impairment of loan receivable and related assets	17,805	—	—	17,805	—
Noncash, non-recurring and other(1)	6,643	6,473	(2,155)	5,504	23,358
Adjusted EBITDAX (non-GAAP measure)	$140,960	$157,377	$148,248	$584,366	$421,769

(1)	Excludes pro forma adjustments related to qualified acquisitions or dispositions under the Company’s senior secured bank credit facility.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURE (UNAUDITED)

Reconciliation of the standardized measure of discounted estimated future net cash flows after income taxes (GAAP measure) to PV-10 Value (non-GAAP measure)

PV-10 Value is a non-GAAP measure and is different from the Standardized Measure in that PV-10 Value is a pre-tax number and the Standardized Measure is an after-tax number.  Denbury’s 2018 and 2017 year-end estimated proved oil and natural gas reserves and proved CO2 reserves quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton. The information used to calculate PV-10 Value is derived directly from data determined in accordance with FASC Topic 932.  Management believes PV-10 Value is a useful supplemental disclosure to the Standardized Measure because the Standardized Measure can be impacted by a company’s unique tax situation, and it is not practical to calculate the Standardized Measure on a property-by-property basis.  Because of this, PV-10 Value is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties.  PV-10 Value is commonly used by management and others in the industry to evaluate properties that are bought and sold, to assess the potential return on investment in the Company’s oil and natural gas properties, and to perform impairment testing of oil and natural gas properties. PV-10 Value is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the Standardized Measure.  PV-10 Value and the Standardized Measure do not purport to represent the fair value of the Company’s oil and natural gas reserves.

	December 31,
In thousands	2018	2017
Standardized Measure (GAAP measure)	$3,351,385	$2,232,429
Discounted estimated future income tax	673,756	301,369
PV-10 Value (non-GAAP measure)	$4,025,141	$2,533,798

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2018	2017	2018	2018	2017
Production (daily – net of royalties)
Oil (barrels)	58,266	59,086	57,410	58,532	58,410
Gas (mcf)	9,603	12,351	10,623	10,854	11,329
BOE (6:1)	59,867	61,144	59,181	60,341	60,298
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$60.50	$57.17	$71.44	$66.11	$50.64
Gas (per mcf)	3.44	2.45	2.35	2.58	2.41
BOE (6:1)	59.44	55.74	69.73	64.59	49.51
Unit sales price (including derivative settlements)
Oil (per barrel)	$55.75	$55.49	$59.78	$57.91	$48.40
Gas (per mcf)	3.44	2.45	2.35	2.58	2.41
BOE (6:1)	54.81	54.11	58.41	56.63	47.34
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$5.34	$3.00	$3.21	$2.94	$0.22
Gas (per mcf)	0.24	(0.04)	0.06	0.09	(0.04)
Rocky Mountain region
Oil (per barrel)	$(4.31)	$(0.76)	$(0.54)	$(1.50)	$(1.39)
Gas (per mcf)	(0.85)	(0.86)	(1.05)	(1.06)	(1.15)
Total company
Oil (per barrel)	$1.69	$1.70	$1.84	$1.30	$(0.32)
Gas (per mcf)	(0.29)	(0.46)	(0.51)	(0.49)	(0.61)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
Average Daily Volumes (BOE/d) (6:1)	2018	2017	2018	2018	2017
Tertiary oil production
Gulf Coast region
Delhi	4,526	4,906	4,383	4,368	4,869
Hastings	5,480	5,747	5,486	5,596	4,830
Heidelberg	4,269	4,751	4,376	4,355	4,851
Oyster Bayou	4,785	4,868	4,578	4,843	5,007
Tinsley	5,033	6,241	5,294	5,530	6,430
Other	375	7	240	205	13
Mature properties(1)	6,748	6,763	6,612	6,702	7,078
Total Gulf Coast region	31,216	33,283	30,969	31,599	33,078
Rocky Mountain region
Bell Creek	4,421	3,571	3,970	4,113	3,313
Salt Creek	2,107	2,172	2,274	2,109	1,115
Other	20	—	6	7	—
Total Rocky Mountain region	6,548	5,743	6,250	6,229	4,428
Total tertiary oil production	37,764	39,026	37,219	37,828	37,506
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,023	721	1,038	960	981
Texas	4,319	4,617	4,533	4,546	4,493
Other	457	472	421	424	478
Total Gulf Coast region	5,799	5,810	5,992	5,930	5,952
Rocky Mountain region
Cedar Creek Anticline	14,961	14,302	14,208	14,837	14,754
Other	1,343	1,533	1,409	1,431	1,537
Total Rocky Mountain region	16,304	15,835	15,617	16,268	16,291
Total non-tertiary production	22,103	21,645	21,609	22,198	22,243
Total continuing production	59,867	60,671	58,828	60,026	59,749
Property sale
Lockhart Crossing(2)	—	473	353	315	549
Total production	59,867	61,144	59,181	60,341	60,298

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Mallalieu, Martinville, McComb and Soso fields.

(2)	Includes production from Lockhart Crossing Field sold in the third quarter of 2018, the majority of which was previously included in ‘Mature properties’ in the Gulf Coast region.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2018	2017	2018	2018	2017
Oil and natural gas revenues	$59.44	$55.74	$69.73	$64.59	$49.51
Payment on settlements of commodity derivatives	(4.63)	(1.63)	(11.32)	(7.96)	(2.17)
Lease operating expenses	(23.32)	(18.64)	(22.50)	(22.24)	(20.35)
Production and ad valorem taxes	(3.78)	(3.85)	(4.66)	(4.39)	(3.60)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.86)	(1.75)	(1.81)	(1.78)	(1.80)
Production netback	25.85	29.87	29.44	28.22	21.59
CO2 sales, net of operating and exploration expenses	1.37	1.24	1.37	1.28	1.05
General and administrative expenses	(1.87)	(3.64)	(3.96)	(3.25)	(4.63)
Interest expense, net	(3.22)	(4.17)	(3.40)	(3.16)	(4.51)
Other	(10.26)	0.53	1.26	(2.23)	1.47
Changes in assets and liabilities relating to operations	12.85	(1.74)	2.46	3.19	(2.83)
Cash flows from operations	24.72	22.09	27.17	24.05	12.14
DD&A	(10.85)	(9.47)	(9.43)	(9.83)	(9.44)
Deferred income taxes	(10.98)	23.40	(3.21)	(4.69)	4.35
Noncash fair value gains (losses) on commodity derivatives	42.88	(13.89)	3.13	8.92	(1.35)
Other noncash items	(14.09)	0.41	(3.26)	(3.80)	1.71
Net income	$31.68	$22.54	$14.40	$14.65	$7.41

CAPITAL EXPENDITURE SUMMARY (UNAUDITED)(1)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2018	2017	2018	2018	2017
Capital expenditures by project
Tertiary oil fields	$35,427	$30,661	$43,047	$142,560	$129,458
Non-tertiary fields	53,097	12,624	18,975	104,811	53,647
Capitalized internal costs(2)	12,572	14,884	11,280	46,599	52,616
Oil and natural gas capital expenditures	101,096	58,169	73,302	293,970	235,721
CO2 pipelines, sources and other	6,355	1,859	12,697	28,700	5,105
Capital expenditures, before acquisitions and capitalized interest	107,451	60,028	85,999	322,670	240,826
Acquisitions of oil and natural gas properties	391	(2,238)	129	541	88,777
Capital expenditures, before capitalized interest	107,842	57,790	86,128	323,211	329,603
Capitalized interest	10,262	8,545	9,514	37,079	30,762
Capital expenditures, total	$118,104	$66,335	$95,642	$360,290	$360,365

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
INTEREST AND FINANCING EXPENSES (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
In thousands	2018	2017	2018	2018	2017
Cash interest(1)	$47,972	$45,345	$46,515	$186,632	$176,307
Interest not reflected as expense for financial reporting purposes (1)	(21,262)	(14,712)	(21,186)	(86,111)	(52,473)
Noncash interest expense	1,266	1,390	2,712	6,246	6,191
Less: capitalized interest	(10,262)	(8,545)	(9,514)	(37,079)	(30,762)
Interest expense, net	$17,714	$23,478	$18,527	$69,688	$99,263

(1)
Cash interest is presented on an accrual basis and includes interest which is paid semiannually on the Company’s 9% Senior Secured Second Lien Notes due 2021, 9¼% Senior Secured Second Lien Notes due 2022, 5% Convertible Senior Notes due 2023, and 3½% Convertible Senior Notes due 2024, most of which is accounted for as a reduction of debt and therefore not reflected as interest for financial reporting purposes.

SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED)(1)

	December 31,
In thousands	2018	2017
Cash and cash equivalents	$38,560	$58
Total assets	4,723,222	4,471,299

Borrowings under senior secured bank credit facility	$—	$475,000
Borrowings under senior secured second lien notes (principal only)(1)	1,520,587	996,487
Borrowings under senior convertible notes (principal only)(1)(2)	—	84,650
Borrowings under senior subordinated notes (principal only)	826,185	1,000,527
Financing and capital leases	185,435	218,727
Total debt (principal only)	$2,532,207	$2,775,391

Total stockholders’ equity	$1,141,777	$648,165

(1)	Excludes $250 million and $317 million of future interest payable on the notes as of December 31, 2018 and December 31, 2017, respectively, accounted for as debt for financial reporting purposes.

(2)
During the second quarter of 2018, all $85 million principal balance outstanding of the Company’s 3½% Convertible Senior Notes due 2024 and $59 million principal balance outstanding of the Company’s 5% Convertible Senior Notes due 2023 were converted into approximately 55 million shares of the Company’s common stock.

	Year Ended
	December 31,
In thousands	2018	2017
Cash provided by (used in)
Operating activities	$529,685	$267,143
Investing activities	(333,276)	(356,814)
Financing activities	(157,452)	88,613